Exhibit 10.1

INTELIQUENT, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Matthew Carter, Jr., an individual resident of San Diego, California (the “Executive”), and Inteliquent, Inc. a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Employment by the Company.

1.1 Effective Date; Term. This Agreement shall be effective and binding when signed by both parties. The term of this Agreement will start on June 22, 2015 (the “Effective Date”) and extend through June 22, 2018 (the “Term”), unless terminated sooner pursuant to Section 5. On June 22 of each year commencing with June 22, 2018, the Term shall automatically be extended for an additional year, until June 22 of the following year, unless either party gives written notice to the other party (a “Notice of Non-Renewal”), not later than March 22 of any year commencing with 2018, that the party delivering the notice has elected to terminate this Agreement. If a Notice of Non-Renewal is delivered by either party, the Term, and Executive’s employment, shall automatically terminate on the next June 22. If Notice of Non-Renewal is given by the Company, it shall be treated as a termination of employment by the Company without Cause, and if a Notice of Non-Renewal is given by the Executive, it shall be treated as a termination of employment by the Executive without Good Reason, for all purposes of this Agreement (and any agreement that defines Cause or Good Reason by reference to this Agreement). Notwithstanding the foregoing, the Executive is an employee at will, whose employment may be terminated at any time, with or without stated reason, by either Party, subject to Sections 4 and 5 of this Agreement.

1.2 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such position. Executive’s employment with Company shall commence on the Effective Date. During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company. Notwithstanding the foregoing, the Executive may manage personal and family investments, participate in community, nonprofit, professional and educational activities, continue to serve on the boards of directors of USG Corporation and

Apollo Education Management. After the first anniversary of the Effective Date and with the prior consent of the Company’s Board of Directors (the “Board”), the Executive may serve on the board of directors or comparable governing body (including any board committees) of other for-profit businesses that do not compete with the Company (which consent will, if at the time the Executive is serving on fewer than two boards, not be unreasonably withheld); provided that such activities do not materially interfere with the performance of Executive’s duties. The Executive shall perform his duties at the Company’s headquarters in Chicago, Illinois, subject to necessary business travel.

1.3 Duties. Executive shall perform the duties, and shall have the authority, as are customarily associated with the position of President and Chief Executive Officer of a public company comparable in size to the Company in the United State, and shall perform such other duties commensurate with his titled position and have any such additional authority as may be assigned to the Executive by the Board. The Executive shall report directly to the Board and shall, as soon as practicable after the Effective Date, be appointed as a member of the Board. Subject to the discretion of the Board, during the Term, Executive shall be nominated for re-election to the Board at each annual meeting at which Executive’s membership on the Board is subject to re-election. The Executive shall serve on the Board, and as an officer or director of any subsidiary of the Company as requested by the Board, without compensation other than that provided in this Agreement.

1.4 Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. Executive shall receive for all services rendered under this Agreement a base salary (the “Base Salary”) at the initial annualized rate of $500,000, subject to federal and state withholding requirements, payable in accordance with the Company’s usual payroll practices. Such Base Salary shall be reviewed no less than annually at the discretion of the Compensation Committee of the Company’s Board, but in no event will the Base Salary as in effect from time to time be reduced except for an across-the-board percentage decrease affecting all Company senior executives the same.

2.2 Bonus. The Executive will be eligible to receive an annual bonus (the “Bonus”) in respect of each calendar year during the term of this Agreement in the form of a cash payment with a target amount (the “Target Bonus”) of eighty (80%) percent of Executive’s Base Salary in the applicable calendar year (or such greater or lesser percentage as the Board may determine). Any Bonus will be based on the extent to which Executive achieves performance goals to be established by the Board at or near the beginning of each year in consultation with the Executive. The Company will pay Executive’s Bonus, if any, no later than March 15 in the calendar year following the calendar year to which the bonus relates. Except as otherwise provided in Section 5, no Bonus shall be deemed to have been earned by Executive for any calendar year in which the Executive is not actively employed as of December 31 of the calendar year to which the Bonus relates. For 2015, the Executive’s Bonus will not be less than his Target Bonus, pro-rated from the Effective Date through December 31, 2015, unless the Executive is terminated for Cause as defined in this Agreement.

2.3 Benefits.

(a) Executive shall be eligible to participate in all benefits plans and programs that the Company may offer to its most senior executives from time to time, under the terms and conditions of such plans or programs. Executive shall be entitled to four weeks paid vacation, to be earned in accordance with the Company’s policy or practice.

(b) During the term of this Agreement, the Company will provide Executive with a laptop computer, which shall be returned promptly by the Executive to the Company upon termination of his employment.

2.4 Equity. As soon as practical after the Effective Date, the Executive will receive equity grants under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”) with a total value of $1,250,000, of which 25% shall consist of stock options that vest over a period of four years based on continued employment, 25% shall consist of shares of restricted stock that vest over a period of four years based on continued employment, and 50% will consist of performance share units that vest based on the Company total shareholder return over 18 month, two year and three year performance periods. The terms of the initial equity grants shall be set forth in grant agreements on terms to be agreed upon between the Company and the Executive, and shall be subject to the terms of the Plan and the grant agreements, provided that the determination of issues covered by this Agreement, including the reason for termination of employment and whether the Executive has breached Section 4, will be resolved as provided in this Agreement. The Executive will also be eligible for additional equity or long term incentive grants in the discretion of the Company.

3. Expense Reimbursement & Relocation.

(a) The Company will reimburse Executive for reasonable and customary business expenses, including monthly cell phone/PDA charges, in accordance with the Company’s standard reimbursement policies in effect from time to time. The Company will pay Executive’s reasonable attorney’s fees actually incurred in the preparation of this Agreement and all related documents (including the draft term sheet and all equity grant agreements), up to a maximum of $3,000.

(b) As a condition of his employment, the Executive will establish a permanent personal residence in Chicago not later than August 31, 2016. Upon presentation of reasonable documentation as the Company may specify from time to time, the Company shall pay directly or reimburse Executive for customary relocation expenses actually incurred in relocation to the Chicago area. Relocation expenses will include (i) the cost of two house hunting trips for Executive and his family, including cost of hotels, transportation, and other related expenses, (ii) the cost of packing/moving/unpacking contents of Executive’s primary residence, (iii) brokerage commissions and customary closing costs for the sale of Executive’s current residence and purchase of a new residence, and (iv) storage of contents for up to 90 days and payment of miscellaneous out-of-pocket relocation related expenses. The total reimbursements made to Executive under this section 3(b) shall not exceed $150,000.

(c) Upon presentation of reasonable documentation as the Company may specify from time to time, the Company will reimburse Executive for reasonable and customary expenses associated with Executive’s (or his spouse’s) travel between San Diego and Chicago for the purposes of Executive’s performance of his duties under this Agreement prior to August 31, 2016, up to a maximum of $100,000. This will include reimbursement for one round-trip coach air fare for Executive or his spouse per week between San Diego and Chicago, transportation to and from the airports, and lodging in Chicago (subject to the Company’s general travel policies) while Executive is in Chicago for the purposes of performing Executive’s duties under this Agreement.

(d) The cost of a corporate apartment for Executive in the Chicago area prior to his acquisition of a Chicago residence prior to August 31, 2016 also will be reimbursed, up to a maximum of $3,500/month and will count toward the $100,000 maximum. Executive’s commute will be structured such that, other than for business travel needs, Executive generally will be present in Chicago Monday — Friday, until his acquisition of a Chicago residence No reimbursement will be made for any commuting taking place after August 31, 2016. To the extent the total reimbursement to Executive for commuting and Chicago accommodation prior to August 31, 2016 is less than $100,000, the difference may be applied to the acquisition cost of his Chicago residence.

(e) If Executive resigns without Good Reason prior to the first anniversary of the commencement of his employment, all relocation, commuting and temporary accommodation expenses previously paid shall be reimbursed to the Company upon demand.

4. Executive Obligations.

4.1 Proprietary Information and Inventions Agreement. Executive agrees to abide by the terms and conditions of the Proprietary Information and Inventions Agreement executed by Executive on even date herewith.

4.2 Non-Competition Obligations.

(a) Executive and the Company acknowledge that (i) the Company has developed and will continue to develop goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of the Company and that Executive will have access to and knowledge concerning such rights, which if used other than for the benefit of the Company could significantly injure the Company; and (ii) the Company is engaged in the operation of telecommunication hubs and switching systems, transmission and switching of voice, data, audio, video and information via telephone, wireless and cable networks (the “Business”). Accordingly, and in consideration of the mutual promises contained herein, Executive covenants that, during the period commencing on the Effective Date and terminating on the first anniversary of the Executive’s termination of employment (the “Restrictive Period”), he shall not, without the prior written consent of the Company, directly or indirectly, in his individual capacity or on behalf of any other individual, partnership, corporation, limited liability company or any other entity (collectively “Person”), Compete with the Company or any of its respective successors or assigns.

(b) For purposes of this Agreement, “Compete” shall mean: (i) to engage in business activities identical or substantially similar to the Business as engaged in by the Company, or any entity controlling, under common control or controlled by the Company (collectively, the “Inteliquent Group”), at any time during the one (1)-year period preceding the date of termination of Executive’s employment (a “Competitive Business”) hereunder within the geographic limits of those standard metropolitan statistical areas in the United States within which the Neutral Tandem Group has engaged in the Business during the one (1)-year period preceding the date of termination of Executive’s employment or within which the Company contemplates engaging in or has developed plans to engage in (based on its then-current business plan, operating plan, or similar document) the Business during the one (1)-year period following the date of termination of Executive’s employment (the “Territory”); (ii) to assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a Competitive Business within the Territory; or (iii) to own any interest in or to organize a corporation, partnership or other business or organization which engages in a Competing Business within the Territory. Notwithstanding the foregoing, Executive’s ownership of or investment in an otherwise Competing Business shall not be a violation of Section 4.2 if (a) the stock of such business is publicly traded, (b) Executive’s equity interest in such business does not exceed five percent (5%) of the aggregate outstanding equity interests of such business, and (c) Executive does not otherwise participate in the management or operational affairs of such business, including as an advisor or consultant or in any other capacity.

(c) The Executive acknowledges and agrees that the covenants contained in this Section 4.2 are reasonable in scope, geographic application and duration, in view of the benefits to the Executive hereunder, and that the provisions of this Section 4.2 are both necessary and reasonable for the protection of the Company. Executive further acknowledges and agrees that the salary, bonus and responsibility Executive will receive as a result of this Agreement, as well as shares of restricted stock the Company will grant to Executive in connection with this Agreement, constitute sufficient consideration for the Non-Competition Obligations set forth in this Section 4.2.

Executive acknowledges and agrees that, in the event a court concludes that any parts of this Section 4.2 are unreasonable or unenforceable, the court shall modify those parts so they are reasonable and enforceable, and shall enforce those parts as modified. Executive further agrees that, in the event he violates any parts of this Section 4.2, that the restriction(s) that he has violated shall be extended by the same period of time during which the violation(s) occurred.

5. Termination of Employment.

5.1 General. Executive’s employment by the Company may be terminated by the Company or the Executive at any time, with or without Cause (as defined below). Upon termination of Executive’s employment, the Company’s obligations to pay Executive’s compensation shall be limited as provided in this Section 5. Upon a termination for any reason, the Executive shall be entitled to (a) his Base Salary accrued through the date of termination, (b) any earned but unused vacation or paid time off as of the date of termination, (c) except in the case of a termination for Cause, the Executive’s Bonus for any year that has ended prior to the date of termination, to the extent not yet paid on the date of termination, (d) reimbursement of all business expenses properly incurred prior to the date of termination and properly substantiated in accordance with the Company’s policies, and (e) all other benefits provided upon a termination of employment under the Company’s employee benefit plans and policies (not including any severance, separation pay, or supplemental unemployment benefit plan), in accordance with the terms of such plans and policies (collectively the “Accrued Obligations”). The provisions of this Section 5 shall not govern Executive’s rights upon termination under any outstanding equity grants, including those described in Section 2.4, which shall be governed by the terms of the applicable plans and grant agreements.

5.2 Termination Without Cause, Etc. If Executive’s employment hereunder is terminated:

(a) by the Company without Cause;

(b) by the Executive for Good Reason; or

(c) within twelve (12) months following or one (1) month prior to a Change of Control (as defined below) (A) by the Company without Cause or (B) by Executive for Good Reason;

the Company will pay or provide to Executive, subject (except with respect to the Accrued Obligations) to his compliance with the agreements referred to or set forth in Section 4:

(i) the Accrued Obligations; and

(ii) severance pay equal to twelve (12) months’ Base Salary at the salary rate in effect on the date of termination (but without regard to any reduction that constituted Good Reason); provided, however, that in the case of a termination pursuant to Section 5.2(c), such severance pay shall be equal to twenty-four (24) months’ Base Salary at the rate in effect on the date of termination.

(iii) senior executive level career transition services, provided for a period of twelve (12) months at the Company’s expense by a reputable provider selected by the Executive with the Company’s consent, which shall not be unreasonably withheld, up to a maximum cost of $50,000.

Subject to the provisions of Section 6.10(b), any severance payable pursuant to this Section 5.2 shall be paid in equal installments in accordance with the Company’s payroll payment schedule in effect on the date Executive’s employment terminates, provided that any such payment that would (absent this proviso) be made less than sixty (60) days after the date Executive’s employment terminates shall instead be paid on the sixtieth (60th) day after the date Executive’s employment terminates. It is a condition precedent to the Company’s obligation to make any severance payments to Executive pursuant to this Section 5.2 (other than the Accrued Obligation) that Executive executes a general release, in form and substance acceptable to the

Board, in favor of the Company, the members of the Board and its other affiliates releasing all claims arising out of Executive’s employment and his termination of employment other than his right to payment, if any, pursuant to this Section 5.2 and his right to indemnification pursuant to Section 8, and that such release shall be executed (and no longer subject to revocation, if applicable) within sixty (60) days following the date Executive’s employment terminates. Such release shall be on the terms and in the form customarily used by the Company for departing senior executives, shall be furnished to Executive not more than ten (10) days after the date of termination, and shall not impose any restrictive covenants on Executive following termination other than those set forth or referred to in Section 4. The Executive shall not be required to seek or accept other employment or otherwise to mitigate damages as a condition to receipt of the severance benefits described in this Section 5.2, and such benefits shall not be reduced or offset by any compensation or other amounts received from any other source.

5.3 Other Termination Events. In the event that Executive dies, becomes Disabled (as defined below), or Executive’s employment terminates or is terminated for any other reason other than as described in Section 5.2(a) through 5.2(d), the Company will only be obligated to pay Executive or his legal Representative the Accrued Obligations, plus an amount equal to a pro-rated portion of the Executive’s Target Bonus for the year in which the termination occurs, through the date of termination and paid within thirty (3) days after the date of termination.

5.4 Certain Definitions. For purposes of this Agreement:

(a) The term “Cause” shall mean any of the following: (i) Executive’s willful misconduct in the performance of his duties for the Company, or Executive’s willful failure to abide by or comply with any legal policy or directive of the Board, (ii) conviction of or plea of guilty or any other plea other than “not guilty” to a felony, or any crime involving dishonesty or moral turpitude; (iii) the violation by Executive of any material provision of this Agreement which either is not cured within ten (10) days after written notice is given to Executive by the Company or constitutes a habitual breach; or (iv) Executive’s dishonesty, misappropriation or fraud with regard to the business or affairs of the Company or its affiliates.

(b) The term “Change of Control” of the Company shall mean any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, in which any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or (ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (excluding any asset transferred to (A) shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, fifty (50) percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty (50) percent or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(C) of this definition. This definition is intended to comply with the definitions of “change in ownership” of a corporation and “change in ownership of a substantial portion of the assets” of a corporation set forth in the Treasury Regulations issued under section 409A(a)(2)(A)(v) of the Internal Revenue Code and shall be interpreted in a manner consistent with such intention.

(c) The term “Disability” shall mean Executive is prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and Executive or Executive’s personal representative(s)) from substantially performing Executive’s duties and responsibilities hereunder for one (1) or more periods totaling ninety (90) days in any twelve (12)-month period. Notwithstanding the foregoing, the Company shall not terminate the Executive’s employment by reason of Disability prior to the date on which the Executive has completed any necessary period to qualify for long term disability benefits under any plan or policy then maintained by the Company for which the Executive is eligible, provided that if Executive has incurred a Disability prior to qualifying for such benefits, the Company may remove him as President and Chief Executive Officer and reassign his duties and such action shall not constitute Good Reason so long as the Executive continues to receive his Base Salary and benefits until his employment may be terminated.

(d) The term “Good Reason” shall mean without Executive’s written consent: (i) a material adverse change in Executive’s title or the duties assigned to Executive or (ii) any material failure by the Company to comply with its obligations under this Agreement, but in each such case only if Executive has provided notice to the Company of the existence of the condition described in clause (i) or (ii) of this definition within ninety (90) days following of the date he first has knowledge of the initial existence of the condition, the Company has not remedied such condition within thirty (30) days after receiving such notice, and the Executive resigns within thirty (30) days after the end of such thirty (30) day cure period.

6. General Provisions.

6.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of delivery, if by hand or by facsimile (with confirmed receipt), one (1) business day after deposit with a reputable overnight courier service, or three (3) business days after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll, or such other address as either party may specify by notice given in the same manner.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter contained herein. This Agreement supersedes any and all prior oral discussions or written communications and agreements between Executive and the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an authorized officer of the Company and Executive. The provisions of this Agreement shall survive the expiration of the Term, and the termination of Executive’s employment for any reason, to the extent necessary to enable the parties to enforce their respective rights hereunder.

6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company may assign its obligations hereunder to any successor to the Company’s business that expressly adopts and agrees to be bound by this Agreement without the Executive’s consent. The Company may not assign any of its obligations under this Agreement to any other person or entity without the Executive’s consent, which shall not be unreasonably withheld.

6.8 Attorney Fees. Subject to any applicable rules of court, each of the Company and Executive shall be responsible for their own respective costs and expenses (including, without limitation, attorneys’ fees and costs) in connection with any action brought by any party to enforce its rights hereunder or any other legal action involving this Agreement or any party’s performance hereunder.

6.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the internal, substantive laws of the State of Delaware, without reference to the conflict of laws provisions thereof. Executive expressly consents to the exclusive jurisdiction and venue of the state and federal courts of Cook County, Illinois, for all actions arising out of or relating to this Agreement.

6.10 Section 409A Compliance.

(a) It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Internal Revenue Code Section 409A. This Agreement shall be interpreted to that end, and no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under said 409A. Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.

(b) If at any time, the Company or any successor obligated to make any payment hereunder (the “Employer”) has a class of stock that is publicly traded on an established securities market or otherwise, then the Employer shall from time to time compile a list of “Specified Employees” as defined in and pursuant to, section 1.409A-1(i) of the Treasury Regulations or any successor regulation. Notwithstanding any other provision of this Agreement, if the Executive is a Specified Employee on the date of termination of his employment within the meaning of section 1.409A-1(h)(1)(ii) of the Treasury Regulations or any successor regulation (his “Termination of Employment”), no payment of compensation shall be made to the Executive under any provision of this Agreement (including Section 5.2) until the first day of the seventh month following the month that includes the date of his Termination of Employment unless the Employer determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code. If any payment to the Executive is delayed pursuant to the provisions of this Section 6.10(b), such payment instead shall be made on the earlier of the first (1st) business day of the seventh month referred to herein, or the date of the Executive’s death, together with a compensatory amount in the nature of interest computed at the “Prime Rate” as of the date of Termination of Employment (as reported in The Wall Street Journal) plus two percent (2%). For purposes of Section 409A of the Internal Revenue Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

7. Former Employment.

7.1 No Conflict with Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

8. Indemnification. Both during and after the Executive’s employment, regardless of the reason for termination, the Company will, to the maximum extent permitted by applicable law, (a) indemnify the Executive for and hold the Executive harmless against all claims, losses, damages, liabilities, actions and expenses asserted against or incurred by the Executive in the Executive’s capacity as an officer, director or employee of the Company or a subsidiary, in the manner identified in the Company’s Articles of Incorporation, (b) advance to the Executive, as incurred, all reasonable expenses (including fees and disbursements of counsel) incurred by the Executive in defending any proceeding (including any investigation) that may give rise to an indemnifiable loss, subject to the Executive’s obligation to repay the amount advanced if it is subsequently determined that he was not entitled to indemnification as set forth in the Company’s Articles of Incorporation, and (c) provide for the Executive to be covered by any directors and officers liability or similar insurance policy then maintained by the Company at the level at which its active directors and most senior executives are covered.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first above written.

INTELIQUENT, INC.

By:	/s/ James Hynes
	Name:	James Hynes
	Title:	Chairman of the Board

Accepted and agreed as of this 5th day of June, 2015

/s/ Matthew Carter, Jr.
Matthew Carter, Jr.

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